UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 6, 2005

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its chapter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16162 Beach Boulevard Suite 100 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 848-3747

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective September 6, 2005, the Company entered into an employment agreement with Gregory S. Levin. See Item 5.01 below for a brief summary of the terms of the employment agreement and certain other information regarding Mr. Levin.

Item 5.01	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 6, 2005, Gregory S. Levin, age 38, was named Chief Financial Officer of BJ’s Restaurants, Inc. Mr. Levin will replace Louis M. Mucci, whose employment agreement expires on September 15, 2005 and who is expected to serve as an advisor to the Company’s Board of Directors going forward.

Since 2004, Mr. Levin has served as Chief Financial Officer and Secretary for privately-held SB Restaurant Co., operator of the 34-unit Elephant Bar casual dining restaurant concept. From 1996 through 2004, Levin was employed by publicly-held California Pizza Kitchen, Inc., operator and licensor of approximately 185 casual dining restaurants, with his last position as Vice President, Chief Financial Officer and Secretary.

The following is brief summary of the terms of Mr. Levin’s employment:

Salary. Mr. Levin will receive an annual salary of $250,000 (the “Salary”). Mr. Levin’s salary package is subject to modification during Mr. Levin’s employment in accordance with the Company’s practices, policies and procedures and Mr. Levin’s performance. Mr. Levin’s bonus percentage opportunity will be at 35%, calculated and paid annually, with any 2005 bonus prorated for time of employment. Mr. Levin will be eligible to receive bonuses in the discretion of the Company based on the Company’s profitability, Mr. Levin’s performance and other performance based criteria that may be agreed to by the Company and Mr. Levin.

Stock Options. Mr. Levin will receive an initial grant of options to acquire 100,000 shares of Common Stock pursuant to the terms of the Company’s 2005 Equity Incentive Plan and will be eligible for additional grants under such plan from time to time at the discretion of the Board of Directors of the Company. The initial option will vest 20% per year beginning September 6, 2006.

Other Benefits. Mr. Levin shall be entitled to participate in any benefit plan that the Company may offer to its employees from time to time, according to the terms of such plan and will receive reimbursement for continuation of health insurance coverage for him and his family for the 90 day period following commencement of employment. Mr. Levin will also receive a $1,000 a month car allowance, less applicable state and federal taxes.

Severance. Mr. Levin’s employment is terminable by the Company at any time; provided, however, that if the Company terminates Mr. Levin without “cause,” he shall be entitled to receive a severance payment equal to six (6) months salary and, if not covered by another group medical plan, will be reimbursed for COBRA payments for a period of six months following

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termination. For purposes of his agreement, “cause” means (i) an act or acts of dishonesty undertaken by Mr. Levin and intended to result in material personal gain or enrichment of him or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate on his part and that, in either event, is materially injurious to the Company, (iii) conviction of a felony, (iv) material breach of any terms and conditions of his employment agreement, which breach has not been cured within 30 days after written notice from the Company.

Item 8.01	Other Events

On September 6, 2005, the Company issued a news release announcing the appointment of Gregory S. Levin as its Chief Financial Officer and certain related matters. A copy of the news release is attached as Exhibit 99.1.

The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Gregory S. Levin

99.1	Press Release, dated September 6, 2005, announcing appointment of Gregory S. Levin as CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’S RESTAURANTS, INC.
September 6, 2005	(Registrant)

	By:	/s/ GERALD W. DEITCHLE
Gerald W. Deitchle Chief Executive Officer and President

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement of Gregory S. Levin

99.1	Press Release, dated September 6, 2005, announcing appointment of Gregory S. Levin as CFO

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